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                                     EXHIBIT 11
                                EAGLE FINANCE CORP.

                        COMPUTATION OF NET INCOME PER SHARE
             For the Three and Six Months Ended June 30, 1998 and 1997
                                    (Unaudited)

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                                                             THREE MONTHS ENDED JUNE 30,   SIX MONTHS ENDED June 30,
                                                                  1998         1997         1998          1997
                                                             ------------    ---------   ------------    -------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Income data:

1.   Income (loss) before income taxes . . . . . . . . . .      $(2,831)     $(3,208)     $(4,306)      $(4,716)
2.   Applicable income taxes . . . . . . . . . . . . . . .           --           --           --            --
                                                             ------------    ---------   ------------    -------
3.   Net income (loss) . . . . . . . . . . . . . . . . . .      $(2,831)     $(3,208)     $(4,306)      $(4,716)
                                                             ------------    ---------   ------------    -------
                                                             ------------    ---------   ------------    -------
Number of outstanding shares:

4.   Weighted average common shares
        outstanding, adjusted for stock splits . . . . . .        4,229        4,189        4,229         4,189

5.   Weighted average shares of treasury
     stock outstanding, adjusted for stock splits. . . . .           --           --           --            --

6.   Weighted average shares reserved for stock
     options (utilizing the treasury stock method) . . . .           --           --           --            --

7.   Common shares outstanding (Line 4-5+6). . . . . . . .        4,229        4,189        4,229         4,189

Net income per share:

8.   Net income (loss) per common shares (Line 3/4). . . .       $(0.67)      $(0.77)      $(1.02)       $(1.13)
9.   Fully diluted net income (loss) per common (Line 3/7)       $(0.67)      $(0.77)      $(1.02)       $(1.13)

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